Exhibit 99.(8)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated April 25, 2016 for Jefferson National Life of New York Annuity Account 1 in the Registration Statement on Form N-4 (No. 333-198590 and 811-22994) and the related Prospectus of Jefferson National Life of New York Annuity Account 1 dated May 1, 2016.

We also consent to the use of our report on Jefferson National Life Insurance Company of New York dated March 30, 2016 included in this Registration Statement.  Such report expresses our opinion that Jefferson National Life Insurance Company of New York’s statutory-basis financial statements present fairly, in all material respects, the financial position of Jefferson National Life Insurance Company of New York at December 31, 2015, and the results of its operations, changes in its capital and surplus and its cash flows for the period from April 17, 2015 (inception) through December 31, 2015 in conformity with statutory accounting practices prescribed or permitted by the New York Department of Financial Services and not in conformity with accounting principles generally accepted in the United States.

/s/ BDO USA, LLP

New York, New York

April 25, 2016